UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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                    Autobytel Inc.
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Autobytel Adjourns Annual Meeting of Stockholders until July 3, 2013

IRVINE, Calif. (June 21, 2013) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer leads and marketing resources for the automotive industry, announced today that its Annual Meeting of Stockholders held yesterday has been adjourned until 4:00 p.m. Pacific Daylight Time on Wednesday, July 3, 2013 to provide additional time for stockholders to vote on or submit proxies with respect to Proposal 3, the proposal to amend the company's certificate of incorporation to clarify the board of directors' authority to fix the voting rights of any series of preferred stock created and issued pursuant to the provisions of the company's certificate of incorporation authorizing the creation and issuance of one or more series of preferred stock.  Proposal 3 is the only proposal submitted to stockholders at the Annual Meeting for which the polls remain open.  As of June 20, 2013, approximately 87% of outstanding shares had been voted at the Annual Meeting, with approximately 74% of the shares voted on Proposal 3 cast in favor of the proposal.

The company also announced that the following proposals were approved by stockholders at the Annual Meeting:
•	Proposal 1: The reelection of Mr. Michael J. Fuchs and Ms. Janet Thompson as Class III directors of Autobytel's board of directors.
•	Proposal 2: An amendment of Autobytel's certificate of incorporation to reduce the number of authorized shares of common stock to 55,000,000.
•	Proposal 4: An amendment of Autobytel's certificate of incorporation to eliminate provisions establishing the powers, designations, preferences and rights for series A, B and C Preferred Stock.
•	Proposal 5: An advisory vote on the compensation of Autobytel's named executive officers.
•
Proposal 6:  A two-year frequency on advisory votes on the compensation of Autobytel's named executive officers.  In light of this advisory vote, the board of directors determined that it will include a stockholder vote on the compensation of executives every two years until the next required vote on the frequency of shareholder advisory votes on the compensation of executives, or the board of directors determines that a different frequency for that vote is in the best interests of the company and its stockholders.

•	Proposal 7: The appointment of Moss Adams LLP as Autobytel's independent registered public accounting firm for 2013 was ratified.

The adjourned meeting will be held at Autobytel's offices at 18872 MacArthur Boulevard, Suite 200, in Irvine, California.  During the adjournment period, the company will continue to solicit proxies from its stockholders with respect to Proposal 3.  Stockholders who have already voted or submitted a proxy to vote their shares on Proposal 3 need not take any action on Proposal 3, although they may, prior to the closing of the polls on Proposal 3 at the adjourned meeting, change their vote with respect to Proposal 3 by submitting a new proxy relating to the same shares and bearing a later date, revoking a previously given proxy or attending the adjourned meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.  Certificated or record holders may contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 for assistance in voting or changing a previously cast vote.  Stockholders holding shares through a bank, broker or other financial intermediary as custodian should contact that custodian for assistance in voting or changing a previously cast vote.

The company filed a proxy statement for its 2013 Annual Meeting with the Securities and Exchange Commission on April 29, 2013, pursuant to which the company is soliciting additional proxies on Proposal 3.  Stockholders are urged to read the proxy statement and other relevant information on file with the Commission.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer leads and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, www.autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.

Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at Investor Alerts.

Contacts:

Autobytel Inc.
Curtis DeWalt
Chief Financial Officer
949-437-4694
curtisd@autobytel.com

Media:
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

Investors:
MacKenzie Partners, Inc.
 Bob Marese
212-929-5500
bmarese@mackenziepartners.com

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